EXHIBIT 32.1

Written Statement of the Chief Executive Officer Pursuant to 18 U.S.C.  1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Principal Executive Officer of Terralene Fuels Corporation (the "Company"),  hereby certify, based on  my  knowledge,  that the Quarterly Report on Form 10-Q of the Company  for  the  quarter ended March 31, 2012(the "Report") fully complies  with  the requirements of Section 13(a) of the Securities Exchange Act of 1934  and that information contained in the Report fairly presents,  in all material respects, the financial condition  and results of operations of the Company.

Date: May 21, 2012

/s/ Jaclyn Cruz
Jaclyn Cruz
President and Director

Terralene Fuels Corporation